EXHIBIT 15


To the Directors and Shareholders of Morgan Stanley Dean Witter & Co.:

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited condensed consolidated interim financial information of Morgan Stanley Dean Witter & Co. and subsidiaries for (1) the periods ended February 29, 2000 and February 28, 1999, as indicated in our report dated April 10, 2000, included in Morgan Stanley Dean Witter & Co.'s Quarterly Report on Form 10-Q for the quarter ended February 29, 2000; because we did not perform an audit, we expressed no opinion on that information, (2) the periods ended May 31, 2000 and 1999, as indicated in our report dated July 10, 2000, included in Morgan Stanley Dean Witter & Co.'s Quarterly Report on Form 10-Q for the quarter ended May 31, 2000; because we did not perform an audit, we expressed no opinion on that information, and
(3) the periods ended August 31, 2000 and 1999, as indicated in our report dated October 9, 2000, included in Morgan Stanley Dean Witter & Co.'s Quarterly Report on Form 10-Q for the quarter ended August 31, 2000; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above are being incorporated by reference in this Amendment No. 1 to Registration Statement No. 333-47576.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP

New York, New York
January 19, 2001